Exhibit 4.2

FIRST AMENDMENT TO THE

VERIZON SAVINGS AND SECURITY PLAN

FOR NEW YORK AND NEW ENGLAND ASSOCIATES

This Amendment is adopted this 8th day of May 2015.

WHEREAS, Verizon Communications Inc. (Verizon) maintains the Verizon Savings and Security Plan for New York and New England Associates (Savings Plan);

WHEREAS, Section 18.1 of the Savings Plan provides that in the case of changes required by the Internal Revenue Service in connection with a determination letter the plan may be amended by the chief legal counsel to the Verizon Employee Benefits Committee acting on behalf of Verizon in a settlor capacity; and

WHEREAS, the Internal Revenue Service has requested certain amendments to the Savings Plan as a condition for the issuance of a favorable determination letter.

NOW, THEREFORE, effective as of January 1, 2015, Section 5.3.5 of the Savings Plan is amended to read in its entirety as follows:

5.3.5    Correcting Excess Annual Additions

Section 28.4 of the Plan sets forth the provisions that apply to the correction of Annual Additions which exceed the applicable limitation under Code section 415.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

Verizon Communications Inc.

By:	/s/ Marc Schnoenecker
Marc Schoenecker

Legal Counsel to the Verizon Employee Benefits Committee